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FORM 3
                                                      OMB APPROVAL

                                                      OMB Number:  32340104
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response.... 0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


     Samstock/ZFT, L.L.C.
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   (Last)                            (First)              (Middle)
     Two North Riverside Plaza
     Suite 600
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                                    (Street)

     Chicago                            IL                  60606
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     May 10, 2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Manufactured Home Communities, Inc. (MHC)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below) (1)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock, $.01 par value            196,165 (2)(3)                  D
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

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:
(1) The Reporting Person is a member of a Section 13(d) group that owns more than 10% of the issuer's outstanding common stock.

(2) A third party made payment on a loan to an affiliate of the Reporting Person. The consideration was in the form of operating partnership (OP) units, which were converted into 8,887 shares of common stock and transferred to the Reporting Person in the form of a contribution.

(3) Includes 187,278 OP units, which are exchangeable on a one-for-one basis into 187,278 shares of common stock.

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 /s/ Donald J. Liebentritt                                  June 11, 2001
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 **Signature of Reporting Person                                 Date
   By:  Donald J. Liebentritt
   Its: Vice President

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                           (Print or Type Responses)